Exhibit No. 10(CA)
The Progressive Corporation
Executive Deferred Compensation Plan
Performance-Based Restricted Stock Deferral Agreement
THIS DEFERRAL AGREEMENT is entered into pursuant to the provisions of The Progressive Corporation Executive Deferred Compensation Plan (“Plan”). All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.
1. Deferral Election. I hereby elect to defer receipt of all Performance-Based Restricted Stock Awards granted to me in 2006 under The Progressive Corporation 2003 Incentive Plan. This election shall become effective as of the date the restrictions applicable to such Awards (or portion thereof) expire and shall not apply to any Award (or portion thereof) that fails to vest free of all restrictions.
2. Method of Distribution. I hereby elect that any distribution of the balance of the Deferral Account established pursuant to this Agreement made on account of Termination of Employment be paid as follows: (Select one)
•	Single Lump Sum Payment

•	Three Annual Installments

•	Five Annual Installments

•	Ten Annual Installments
I understand that Plan distributions made for reasons other than Termination of Employment will be made in a single lump sum payment, unless the Plan provides otherwise. I understand that I may change the method of distribution elected above only if and to the extent permitted by the Plan.
3. Investment of Deferral Account. I understand that each amount credited to the Deferral Account established pursuant to this Agreement shall be deemed to be invested in The Company Stock Fund until the day it is distributed. I also understand that this deemed investment is merely a device used to determine the amount payable to me under the Plan and does not provide me with any actual rights or interests in any particular funds, securities or property of the Company, any Affiliated Company or the Trust or in any stock of The Progressive Corporation. I also understand that my right to receive distributions under the Plan makes me a general creditor of the Company with no greater right or priority than any other general creditor of the Company.
4. Miscellaneous. I understand that this Agreement is subject to the terms, conditions and limitations of the Plan, as in effect from time to time, in all respects and that, except as expressly permitted by the Plan, all elections made in this Agreement are irrevocable. I acknowledge that I have received, read and understand the Plan Description dated December, 2005 relating to the Plan. I agree to accept as final and binding all decisions and interpretations of the Committee relating to the Plan, the Trust and this Agreement.
ALSO, I UNDERSTAND THAT THE PLAN IS LIKELY TO BE AMMENDED IN SIGNIFICANT RESPECTS FOLLOWING MY EXECUTION OF THIS AGREEMENT. I AGREE TO BE BOUND BY ALL SUCH AMENDMENTS AND BY ANY CHANGES SUCH AMENDMENTS MAY REQUIRE IN THE TERMS AND CONDITIONS OF THIS AGREEMENT.
NAME OF ELIGIBLE EXECUTIVE:
EMPLOYEE ID:
DATE:
Your electronic submission of this Election Form will create a date/time stamp and serve as your signature.